Exhibit 99.1

FAT BRANDS INC. REPORTS FIRST QUARTER 2020 FINANCIAL RESULTS

AND PROVIDES BUSINESS UPDATES RELATED TO COVID-19

Conference call and webcast will be held at 5:00 p.m. ET today

LOS ANGELES (May 28, 2020) – FAT (Fresh. Authentic. Tasty.) Brands Inc. (NASDAQ: FAT) (“FAT Brands” or the “Company”) today reported fiscal first quarter 2020 financial results for the 13-week period ending March 29, 2020 and provided an update on the business as it relates to the COVID-19 pandemic.

Andy Wiederhorn, President and CEO of FAT Brands, commented, “The first five months of 2020 have been unprecedented, and our mission has been steadfast - to guide our franchisees and their employees through these challenging times as safely as possible so they may best serve their communities and guests. As we are now moving into the re-opening phase in many locations both domestically and internationally, our operations teams have worked tirelessly with our franchisees to prepare – from operating practices and procedures that align with local, state and federal regulations; to overall safety, sanitation and social distancing measures to provide comfort to guests; and finally to redesigned menu and serving options. As we look forward to the second half of the year, I am confident that our franchisees will be in a position to navigate successfully through this new landscape.”

Wiederhorn continued, “During the first quarter, we closed the whole business securitization which has provided us with a significantly lower cost of capital as well as a platform to fuel growth not only through our strong development pipeline but also through the execution of our acquisition strategy.”

Fiscal First Quarter 2020 Highlights

●	Total revenues of $4.4 million compared to $4.9 million in the first quarter of 2019. Excluding advertising revenues, revenues were $3.5 million, down from $3.9 million in the first quarter of 2019.

○	System-wide sales were down 10.5% y/y

■	System-wide sales (excluding Ponderosa & Bonanza) declined 1.6% y/y
■	United States sales decline of 13.7% y/y
■	Canada sales decline of 0.3% y/y
■	Other International(1) sales were down 1.8%

○	System-wide same-store sales decline of 10.5% y/y

■	System-wide same-store sales decline (excluding Ponderosa & Bonanza) of 12.1% y/y
■	United States same-store sales decline of 10.0% y/y
■	Canada same-store sales decline of 10.2% y/y
■	Other International(1) sales decline of 13.1% y/y

○	Seven new franchised store openings during the first quarter 2020

■	Store count as of March 29, 2020: 374 stores system-wide

●	Net loss of $2.4 million or $0.20 per share on a basic and fully diluted basis, as compared to net loss of $710,000 or $0.06 per share on a basic and fully diluted basis in the first quarter of 2019
●	EBITDA(2) of ($362,000) as compared to $820,000 in the first quarter of 2019
●	Adjusted EBITDA(2) of $283,000 as compared to $1.5 million in the first quarter of 2019. The reconciliation of EBITDA to Adjusted EBITDA can be found in the accompanying financial tables.

(1)	Excludes Canada, includes Puerto Rico.
(2)	EBITDA and Adjusted EBITDA are non-GAAP measures defined below, under “Non-GAAP Measures”. A reconciliation of GAAP net income to EBITDA and adjusted EBITDA is included in the accompanying financial tables.

COVID-19 Business Update

With the re-opening of many domestic and international jurisdictions, our franchisees are moving from the to-go only model to modified in-store dining with certain capacity or other restrictions. As of today, approximately 90 locations remain temporarily closed worldwide.

As our franchisees have re-opened their stores, we have been providing guidance and assistance with the procurement of PPE for employees, updates to seating plan layouts including the utilization of non-traditional dining areas such as outdoor space, and the reconfiguration of the buffet concept in our Ponderosa and Bonanza brands to either table service or cafeteria-style buffets.

Our development pipeline remains strong with the opening of seven locations through March 29, 2020 and another three locations subsequent to the end of the period.

Successful Completion of the Business Securitization

On March 6, 2020, the Company completed a whole business securitization (the “Securitization”) through the creation of a bankruptcy-remote issuing entity, FAT Brands Royalty I, LLC (“FAT Royalty”) in which FAT Royalty issued new notes pursuant to an asset-backed securitization (the “Securitization Notes”) and indenture (the “Indenture”). Net proceeds from the issuance of the Securitization Notes were $37,314,000, which consists of the combined face amount of $40,000,000, net of discounts of $246,000 and debt offering costs of $2,440,000. A portion of the proceeds from the Securitization was used to repay the remaining $26,771,000 in outstanding balance and accrued interest under our prior term loan. The remaining proceeds from the Securitization will be used for working capital.

Summary of First Quarter 2020 Financial Results

Total revenues were $4.4 million compared to $4.9 million in the first quarter of 2019. The decrease reflects a decline in royalty revenue related to the beginning of the impact of COVID-19 as well as decreases in store opening fees related to the preferred application of ASC 606 in the fourth quarter of 2019.

Costs and expenses increased 19% to $5.0 million compared to $4.2 million in the first quarter of 2019. The increase was driven by a 30% increase in our general and administrative expenses primarily related to increased public company expenses and increases in depreciation and amortization expenses related to the contribution of Elevation Burger which we did not own in the prior year period as well as nominal increases in compensation expenses related to additional hires made during 2019.

Other expense was $2.1 million in the first quarter of 2020, flat to the prior year period and reflecting increases in interest expense related to the repayment of the term loan, including certain fees related to the repayment as well as the acceleration of recognition of the related debt offering costs, and offset lower cash interest costs in March after the closing of the Securitization.

Net loss was $2.4 million, compared to $710,000 in the first quarter of 2019, reflecting improvement in total revenue up to the pandemic, increases in general and administrative expenses and flat year over year interest expense.

Key Financial Definitions

New store openings - The number of new store openings reflects the number of stores opened during a particular reporting period. The total number of new stores per reporting period and the timing of stores openings has, and will continue to have, an impact on our results.

Same-store sales growth - Same-store sales growth reflects the change in year-over-year sales for the comparable store base, which we define as the number of stores open for at least one full fiscal year regardless of whether the brand during the prior measurement period was owned by FAT Brands or a predecessor. Given our focused marketing efforts and public excitement surrounding each opening, new stores often experience an initial start-up period with considerably higher than average sales volumes, which subsequently decrease to stabilized levels after three to six months. Thus, we do not include stores in the comparable base until they have been open for at least one full fiscal year. Excludes Elevation Burger as we did not own the brand for the full year of 2019.

System-wide sales growth - System wide sales growth reflects the percentage change in sales in any given fiscal period compared to the prior fiscal period for all stores in that brand only when the brand is owned by FAT Brands. Because of acquisitions, new store openings and store closures, the stores open throughout both fiscal periods being compared may be different from period to period.

Conference Call and Webcast

FAT Brands will host a conference call and webcast to discuss its fiscal first quarter 2020 financial results today at 5:00 PM ET. Hosting the conference call and webcast will be Andy Wiederhorn, President and Chief Executive Officer, and Rebecca Hershinger, Chief Financial Officer.

The conference call can be accessed live over the phone by dialing 1-877-705-6003. A replay will be available after the call until Thursday, June 04, 2020, and can be accessed by dialing 1-844-512-2921. The passcode is 13704511.

The webcast will be available at www.fatbrands.com under the “invest” section and will be archived on the site shortly after the call has concluded.

About FAT (Fresh. Authentic. Tasty.) Brands

FAT Brands (NASDAQ: FAT) is a leading global franchising company that strategically acquires, markets and develops fast casual and casual dining restaurant concepts around the world. The Company currently owns eight restaurant brands: Fatburger, Buffalo’s Cafe, Buffalo’s Express, Hurricane Grill & Wings, Elevation Burger, Yalla Mediterranean and Ponderosa and Bonanza Steakhouses, and franchises over 370 units worldwide.

For more information, please visit www.fatbrands.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to the future financial and operating results of the Company, our future acquisitions, and the effects on our business of the current novel coronavirus pandemic (“COVID-19”). Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements. Forward-looking statements are subject to significant business, economic and competitive risks, uncertainties and contingencies including, but not limited to, uncertainties surrounding the severity, duration and effects of the COVID-19 pandemic, many of which are difficult to predict and beyond our control, which could cause our actual results to differ materially from the results expressed or implied in such forward-looking statements. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement to reflect events or circumstances occurring after the date of this press release.

Non-GAAP Measures (Unaudited)

This press release includes the non-GAAP financial measure of EBITDA and Adjusted EBITDA.

EBITDA is defined as earnings before interest, taxes, depreciation and amortization. We use the term EBITDA, as opposed to income from operations, as it is widely used by analysts, investors and other interested parties to evaluate companies in our industry. We believe that EBITDA is an appropriate measure of operating performance because it eliminates the impact of expenses that do not relate to business performance. EBITDA is not a measure of our financial performance or liquidity that is determined in accordance with generally accepted accounting principles (“GAAP”), and should not be considered as an alternative to net income (loss) as a measure of financial performance or cash flows from operations as measures of liquidity, or any other performance measure derived in accordance with GAAP.

Adjusted EBITDA is defined as EBITDA (as defined above), excluding expenses related to acquisitions, refranchising restaurant costs and expenses, net of revenue, gains from refranchising of restaurants, and certain non-recurring or non-cash items that the Company does not believe directly reflect its core operations and may not be indicative of the Company’s recurring business operations.

A reconciliation of net income presented in accordance with GAAP to EBITDA and adjusted EBITDA is set forth in the tables below.

Investor Relations:

ICR

Ashley DeSimone

IR-FATBrands@icrinc.com

646-677-1827

Media Relations:

JConnelly

Gabriella Daidone

gdaidone@jconnelly.com

973-850-7343

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FAT Brands Inc. Consolidated Statements of Operations

	13 weeks ended
	March 29, 2020	March 31, 2019
(in thousands)

Revenues
Royalties	$3,309	$3,463
Franchise fees	175	313
Store opening fees	-	105
Advertising fees	931	976
Other income	8	16
Total revenues	4,423	4,873

Costs and expenses
General and administrative expenses	3,531	2,714
Advertising expense	931	976
Refranchising loss	539	518
Total costs and expenses	5,001	4,208

(Loss) income from operations	(578)	665

Other expense
Interest expense, net	(2,074)	(2,117)
Other (expense) income, net	(16)	24
Other expense	(2,090)	(2,093)

Loss before income tax expense (benefit)	(2,668)	(1,428)

Income tax expense (benefit)	(298)	(718)

Net loss	$(2,370)	$(710)
Basic and Diluted Loss per Share	$(0.20)	$(0.06)
Basic and Diluted Weighted Average Shares	11,868,842	11,636,433

FAT Brands Inc. Consolidated Balance Sheet as of March 29, 2020

As of March 29, 2020
(in thousands)

Cash and restricted cash	$5,714
Total assets	$92,195
Total liabilities	$89,187
Total stockholders’ equity	$3,008

FAT Brands Inc. Consolidated EBITDA and Adjusted EBITDA Reconciliation

	13 weeks ended
	March 29, 2020	March 31, 2019

(in thousands)

Net loss	$(2,370)	$(710)
Interest expense, net	2,074	2,117
Income tax expense (benefit)	(298)	(718)
Depreciation and amortization expense	232	131
EBITDA	(362)	820
Stock based compensation expenses	15	81
Non-cash lease expenses (1)	41	25
Acquisition costs	50	77
Refranchising loss	539	518
Adjusted EBITDA	$283	$1,521

(1) Includes non-cash lease expense costs related to new lease accounting standards